    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 2002

                                                   REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                                MERCK & CO., INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                  P.O. BOX 100
                                 ONE MERCK DRIVE
                      WHITEHOUSE STATION, NEW JERSEY 08889
                    (Address of Principal Executive Offices)

       NEW JERSEY                                    22-1109110
(State of Incorporation)                 (I.R.S. Employer Identification Number)


                       MERCK & CO., INC. DEFERRAL PROGRAM
                            (Full Title of the Plan)

                             CELIA A. COLBERT, ESQ.
             VICE PRESIDENT, SECRETARY AND ASSISTANT GENERAL COUNSEL
                                MERCK & CO., INC.
                                  P.O. BOX 100
                                 ONE MERCK DRIVE
                      WHITEHOUSE STATION, NEW JERSEY 08889
                                 (908) 423-1000
            (Name, Address and Telephone Number of Agent for Service)



                         CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF SECURITIES               AMOUNT TO BE         OFFERING PRICE         AGGREGATE          AMOUNT OF
          TO BE REGISTERED                  REGISTERED            PER SHARE       OFFERING PRICE (3)  REGISTRATION FEE

Deferred Compensation Obligations (1)      $200,000,000              100%           $200,000,000           $18,400

Common Stock, par value $.01 per
 share (2)                             1,000,000 shares (4)        $58.80           $ 58,800,000           $ 5,410


(1) The Deferred Compensation Obligations are unsecured obligations of Merck & Co., Inc. to pay deferred compensation in accordance with the terms of the Merck & Co., Inc. Deferral Program.

(2) Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(3) The prices stated above are estimated solely for the purpose of determining the registration fee and is based on the average of the high and low market prices of the stock as reported on the New York Stock Exchange listed issues on November 21, 2002.

(4) Estimated maximum number of shares of Common Stock of Merck & Co., Inc. issuable during the next five years of operation of the Merck & Co., Inc. Deferral Program.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents and any future filings made with the Securities and Exchange Commission (Exchange Act File No. 1-3305) are incorporated herein by reference:

      (a)   Current Report on Form 8-K filed on January 30, 2002;

      (b) Current Report on Form 8-K filed on March 5, 2002 (amended by a Form 8-K/A filed on March 21, 2002);

      (c) Annual Report on Form 10-K filed on March 21, 2002, for the fiscal year ended December 31, 2001;

      (d) Proxy Statement filed on March 21, 2002, for the Annual Meeting of Stockholders held on April 23, 2002;

      (e) Quarterly Report on Form 10-Q filed on May 13, 2002, for the quarter ended March 31, 2002;

      (f) Form 11-K Annual Report filed on June 27, 2002, for the fiscal year ended December 31, 2001;

      (g) Quarterly Report on Form 10-Q filed on August 13, 2002, for the quarter ended June 30, 2002;

      (h) Quarterly Report on Form 10-Q filed on November 13, 2002, for the quarter ended September 30, 2002;

      (i) The descriptions of the Common Stock of the registrant set forth in the registrant's Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

      The Company's consolidated financial statements for each of the years ended 2001, 2000 and 1999, included in the Company's Form 10-K and incorporated by reference herein, have been audited by Arthur Andersen LLP ("Arthur Andersen"). On February 26, 2002, the Company dismissed Arthur Andersen as its independent public accountants and engaged PricewaterhouseCoopers LLP to serve as the Company's independent public accountants for the fiscal year 2002. The Company understands that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the Company's audit are no longer with Arthur Andersen. Both the engagement partner and the manager for the Company's audit are no longer with Arthur Andersen and Arthur Andersen has ceased practicing before the Securities and Exchange Commission. As a result, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of their audit report with respect to the Company's financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 (the "Securities Act") permits the Company to file this registration statement without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of their report in this registration statement, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference herein or any omission of a material fact required to be stated therein. Accordingly, investors will not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this registration statement.



ITEM 4. DESCRIPTION OF SECURITIES

      The obligations of the Company registered hereunder (the "Obligations") are unsecured general obligations of the Company to pay the value of deferred compensation accounts in accordance with the terms and conditions of the Merck & Co., Inc. Deferral Program (the "Program"). The following discussion of the Program is not a complete description of the Program and is qualified in its entirety by the full text of the Program. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of the Obligations is required under any such law.

      The Program is a nonqualified deferred compensation plan for eligible members of management (the "Participants") of the Company and its subsidiaries and affiliates. Under the Program, the Company will provide all Participants with the opportunity to defer income earned under various incentive plans of the Company and certain Participants with the opportunity to defer base salary.

      The Compensation and Benefits Committee of the Board of Directors of the Company is the administrator of the Program. Unless delegated to another party, the administrator of the Program is responsible for determining and periodically reviewing the investment alternatives available under the Program.

      Amounts deferred pursuant to the Program are credited to a deferred compensation account maintained on behalf of each Participant. A Participant may initially allocate the amounts credited to his or her deferral account among various investment alternatives including the Company's common stock and numerous mutual funds (as determined by the administrator). The Obligations are adjusted to reflect the performance, whether positive or negative, of the selected investment alternatives during the deferral period, in accordance with the terms of the Program. Participants bear the risk that the value of the Company's common stock, as well as that of all other investment alternatives available under the Program, will decrease during the deferral period. The Obligations are general unsecured and unsubordinated obligations of the Company from time to time outstanding.

      Based on the amount of money allocated to each investment alternative, Participants are credited with the number of full and partial shares of Company stock or other fund that the deferred amount allocated to each alternative would purchase based on the closing price of Company stock or the closing net asset value of the mutual fund, respectively, on the date that the money would otherwise have been paid as base salary or incentive compensation. Company shares and mutual fund shares are not purchased or earmarked for a Participant's account. A Participant's right to the Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Program. There is no trading market for the Obligations.

      Participants may redesignate amounts credited to their deferred compensation accounts among the available investment options in 1% increments at any time. Notwithstanding the foregoing, Participants are generally not permitted to redesignate deferred amounts (i) into common stock of the Company or (ii) out of common stock of the Company other than amounts held in Company stock in excess of three times base salary.

      As a general rule, at the time of the election to defer compensation, each Participant elects (i) the time at which distribution of his or her account balance will occur and (ii) whether such distribution will be in the form of a lump sum payment or any number of annual installments up to a maximum of 15. Distributions of amounts allocated to mutual funds and partial shares of Company stock will be made in cash and distribution of amounts allocated to full shares of Company stock will generally be made in shares of Company stock.

      The Obligations are not convertible into securities of the Company, except that Obligations denominated as full shares of Company stock are payable as shares of Company common stock upon distribution. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

      The Company has reserved the right to amend the Program at any time, except that no such amendment shall adversely affect the right of each Participant to the amounts credited to his or her deferred compensation account as of the date of the amendment.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The legality of the securities offered pursuant to this Registration Statement will be passed upon for the Company by Celia A. Colbert, Esq., Vice President, Secretary and Assistant General Counsel of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

      The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

      The Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

      The By-Laws of the Company provide that a former, present or future director, officer or employee of the Company or the legal representative of any such director, officer or employee shall be indemnified by the Company: (a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful in the defense on the merits or otherwise of any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit, or proceeding, or in the defense of any claim, issue, or matter therein, brought by reason of such person's being or having been such director, officer or employee, and (b) with respect to the defense of any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and in connection with any criminal proceedings such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a Committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred by the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable to the Company except as and to the extent determined by such court.

      The Company enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the Business Corporation Act of the State of New Jersey, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Company, or are or were serving, shall serve, or shall have served, at the request of the Company, as director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.  EXHIBITS

EXHIBIT NO.                        DESCRIPTION                                     METHOD OF FILING
-----------                        -----------                                     ----------------
4(a)              Restated Certificate of Incorporation of the       Incorporated by reference to Form 10-Q
                  Company (September 1, 2000)                        Quarterly Report for the period ended September
                                                                     30, 2000

4(b)              By-Laws of the Company (as amended February 25,    Incorporated by reference to Form 10-Q
                  1997)                                              Quarterly Report for the period ended March 31,
                                                                     1997

4(c)              Merck & Co., Inc. Deferral Program (restated       Filed with this Registration Statement
                  October 15, 2002)

5                 Opinion and Consent of Celia A. Colbert, Vice      Filed with this Registration Statement
                  President, Secretary & Assistant General Counsel
                  of the Company

23(a)             Consent of Arthur Andersen LLP                     Omitted pursuant to Rule 437a

23(b)             Consent of Celia A. Colbert, Vice President,       Filed with this Registration Statement
                  Secretary & Assistant General Counsel of the       (included on Exhibit 5 hereto)
                  Company

24(a)             Certified Resolution of Board of Directors         Filed with this Registration Statement

24(b)             Power of Attorney                                  Filed with this Registration Statement


ITEM 9. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. That, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Whitehouse Station, State of New Jersey, on the 27th day of November, 2002.

                                   MERCK & CO., INC.



                                   By:          *
                                      ------------------------------------------
                                      Raymond V. Gilmartin
                                      Chairman of the Board, President and Chief
                                      Executive Officer


                                   By:/s/ Celia A. Colbert
                                      ------------------------------------------
                                      Celia A. Colbert
                                      Vice President, Secretary & Assistant
                                      General Counsel (Attorney-in-Fact)


---------------------
* Celia A. Colbert, by signing her name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the person named, filed with the SEC as an exhibit to this document, on behalf of such person on the date stated.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                    TITLE                            DATE
                 ---------                                    -----                            ----


                      *                       Chairman, President and Chief           November 27, 2002
------------------------------------------    Executive Officer; Principal
            Raymond V. Gilmartin              Executive Officer; Director


                      *                       Executive Vice President and Chief      November 27, 2002
------------------------------------------    Financial Officer; Principal
               Judy C. Lewent                 Financial Officer


                      *                       Vice President, Controller; Principal   November 27, 2002
------------------------------------------    Accounting Officer
          Richard C. Henriques, Jr.


                      *                       Director                                November 27, 2002
------------------------------------------
             Lawrence A. Bossidy


                      *                       Director                                November 27, 2002
------------------------------------------
              William G. Bowen


                                              Director                                November 27, 2002
------------------------------------------
             Johnnetta B. Cole


                      *                       Director                                November 27, 2002
------------------------------------------
              William M. Daley


                      *                       Director                                November 27, 2002
------------------------------------------
          William B. Harrison, Jr.


                      *                       Director                                November 27, 2002
------------------------------------------
              William N. Kelley


                      *                       Director                                November 27, 2002
------------------------------------------
               Heidi G. Miller

                      *                       Director                                November 27, 2002
------------------------------------------
             Edward M. Scolnick


                      *                       Director                                November 27, 2002
------------------------------------------
               Thomas E. Shenk


                      *                       Director                                November 27, 2002
------------------------------------------
               Anne M. Tatlock


                      *                       Director                                November 27, 2002
------------------------------------------
               Samuel O. Thier


---------------------
* Celia A. Colbert, by signing her name hereto, does hereby sign this document pursuant to powers of attorney duly executed by the persons named, filed with the SEC as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the Company.

                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                     METHOD OF FILING
-----------                        -----------                                     ----------------
4(a)              Restated Certificate of Incorporation of the       Incorporated by reference to Form 10-Q
                  Company (September 1, 2000)                        Quarterly Report for the period ended September
                                                                     30, 2000

4(b)              By-Laws of the Company (as amended February 25,    Incorporated by reference to Form 10-Q
                  1997)                                              Quarterly Report for the period ended March 31,
                                                                     1997

4(c)              Merck & Co., Inc. Deferral Program (restated       Filed with this Registration Statement
                  October 15, 2002)

5                 Opinion and Consent of Celia A. Colbert, Vice      Filed with this Registration Statement
                  President, Secretary & Assistant General Counsel
                  of the Company

23(a)             Consent of Arthur Andersen LLP                     Omitted pursuant to Rule 437a

23(b)             Consent of Celia A. Colbert, Vice President,       Filed with this Registration Statement
                  Secretary & Assistant General Counsel of the       (included on Exhibit 5 hereto)
                  Company

24(a)             Certified Resolution of Board of Directors         Filed with this Registration Statement

24(b)             Power of Attorney                                  Filed with this Registration Statement